Oppenheimer Value Fund
NSAR Exhibit – Item 77I

Oppenheimer Value Fund, a series of Oppenheimer Series Fund, Inc. (the "Registrant"), which offers share classes A, B, C, N and Y, began offering Class I shares on February 28, 2012.  Post-Effective Amendment No. 54 to the Registrant's Registration Statement, Accession Number  0000728889-12-000385, which includes the terms of Class I shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N-SAR.